FIRST AMENDMENT TO THE
TRUTH SOCIAL FUNDS
FUND SERVICING AGREEMENT

    THIS FIRST AMENDMENT effective as of April 27, 2026 (the “Effective Date”) to the Fund Servicing Agreement dated as of November 6, 2025 (the “Agreement”), is entered into by and between TRUTH SOCIAL FUNDS, a Ohio statutory trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC (d/b/a U.S. Bank Global Fund Services), a Wisconsin limited liability company (“USBGFS”).

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to add the following fund to Exhibit A of the Agreement:
•Truth Social God Bless America ETF
WHEREAS, Section 14(f) of the Agreement allows for its amendment by a written instrument executed by both parties and authorized or approved by the Trust’s Board.

NOW, THEREFORE, the parties agree as follows:

    As of the Effective Date, Exhibit A of the Agreement is hereby superseded and replaced in its entirety with Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer effective as of the Effective Date.

TRUTH SOCIAL FUNDS                U.S. BANCORP FUND SERVICES, LLC

By:    /s/ David Bogaert                By:    /s/ Elizabeth Scalf

Name:    David Bogaert                    Name:    Elizabeth Scalf

Title:    President                    Title:    Senior Vice President

Date:    5/2/2026                    Date:    5/4/2026

EXHIBIT A

Funds

Truth Social American Security & Defense ETF
Truth Social American Next Frontiers ETF
Truth Social American Icons ETF
Truth Social American Energy Security ETF
Truth Social American Red State REITs ETF
Truth Social God Bless America ETF